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             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20549



                          FORM 8-K



                       CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934



Date of Report: (Date of earliest event reported) December 7, 1995



                    CORNING INCORPORATED
   (Exact name of registrant as specified in its charter)



New York                             1-3247                 16-0393470
(State or other jurisdiction         (Commission            (I.R.S. Employer
of incorporation)                     File Number)          Identification No.)



One Riverfront Plaza, Corning, New York                          14831
(Address of principal executive offices)                         (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

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Item 5 - Other events

Corning Incorporated plans to change its accounting calendar, effective January 1, 1996. This change will make Corning's results more comparable with other companies and will enable Corning to report results of certain subsidiaries on a more current basis.

Corning's accounting calendar will change in several ways:

       First,  Corning will adopt an annual reporting calendar rather
than the current fiscal year         ending on the Sunday  nearest
December 31.    As a result, Corning's 1996 quarters will include
results for three calendar months while Corning's 1995 quarters
include results for 12 weeks         (16 weeks in the third quarter).

       Second, beginning in 1996, Corning's quarters will include
three months of  operations for all            significant
subsidiaries and affiliates rather than different schedules for each company.

       Third, Corning Life Sciences, Inc. (CLSI) and certain other consolidated subsidiaries that previously reported on a
fiscal year ending November 30 will also adopt a calendar year.   This
one-time "catch-up" will be credited directly to retained earnings rather than to income.

This change will not affect the comparability of Corning's 1995 and 1996 annual results. It will, however, cause a shift in results between the quarters, primarily increasing the first quarter and decreasing the third quarter reported results.

In February 1996, Corning will file a "pro-forma" analysis of its 1995 quarterly results which will detail the impact of this change as if it had occurred at the beginning of 1995. Corning will not restate its quarterly historical financial statements because balance sheet and cash flow data as of calendar quarter ends is not readily available. Management believes that the impact of the change on Corning's balance sheet and cash flow is not material to warrant the cost of completing a restatement of this information.

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                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                       CORNING
INCORPORATED
                                                       Registrant



Date:  December 7, 1995                      By   /s/   K. A. ASBECK

K. A. Asbeck

Chief Accounting Officer